Exhibit 107

Calculation of Filing Fee Table

Form S-4
(Form Type)

Alerus Financial Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $1.00 per share	Rule 457(c) and Rule 457(f)	5,623,977(1)	N/A	$125,077,248.48(2)	0.00014760	$18,461.41	—	—	—	—
Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—	—	—	—	—	—	—
	Total Offering Amounts					$125,077,248.48		$18,461.4Q1
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$18,461.41

(1)	This Registration Statement on Form S-4 covers the estimated maximum number of shares of common stock, par value $1.00 per share, of Alerus Financial Corporation (“Alerus,” and such shares, the “Alerus common stock”) to be issued upon the completion of the transactions contemplated by the Agreement and Plan of Merger, dated May 14, 2024, between HMN Financial, Inc. (“HMNF”) and Alerus (as may be amended, the “merger agreement” and such transactions contemplated thereby, the “merger”) and is based upon the product of (x) the maximum number of shares of common stock, par value $1.00 per share, of HMNF (“HMNF common stock”) outstanding as of July 3, 2024 or issuable in respect of outstanding stock options in connection with the merger, collectively equal to 4,499,181, multiplied by (y) the exchange ratio of 1.25 shares of Alerus common stock for each share of HMNF common stock.

(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended and calculated pursuant to Rules 457(c) and 457(f)(1) promulgated thereunder. The proposed maximum aggregate offering price is equal to the product of (x) $22.24, the average of the high and low prices of HMNF common stock (the securities to be cancelled in the merger), as reported on the Nasdaq Capital Market on July 8, 2024, which date is within five business days prior to the filing of this Registration Statement, and (y) 5,623,977, the estimated maximum number of shares of HMNF common stock that may be converted into the securities being registered.